EXHIBIT 4.1

AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

OF

BEHRINGER HARVARD REIT I, INC.

Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), has adopted this amended and restated distribution reinvestment plan, effective as of May 14, 2009 (the “Plan”), administered by the Company or an unaffiliated third-party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       Election to Participate. Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on the purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator. Participants generally are required to have the full amount of their cash distributions (other than “Designated Special Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2.                                       Distribution Reinvestment Plan. The Administrator will receive all cash distributions (other than “Designated Special Distributions” as defined below) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the month to which the Distribution relates. Subject to the preceding sentence, regardless of the date of the election, a holder of Shares will become a Participant in the Plan effective on the first day of the month following the election, and the election will apply to all Distributions attributable to the month and to all months thereafter. As used in this Plan, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the board of directors of the Company (the “Board”).

3.                                       General Terms of Plan Investments. The Administrator will apply all Distributions subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s public offering of the Shares reserved for issuance under the Plan pursuant to the Company’s prospectus dated January 5, 2009, as thereafter amended or supplemented (the “DRP Offering”), the Administrator will invest Distributions in Shares at a price equal to 95% of the most recently disclosed estimated value per Share (the “Valuation”) as determined in accordance with our valuation policy (the “Valuation Policy”), as such Valuation Policy is amended from time to time, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid.  The Valuation Policy in effect as of the effective date of this Plan is attached hereto as Exhibit A.

(b)                                 After termination of the DRP Offering, the Administrator will invest Distributions in Shares that may (but are not required to) be supplied from either (1) Shares registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”) or (2) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares registered in a Future Registration that are not purchased by the Administrator in the Secondary Market will be issued at a price equal to 95% of the most recently disclosed Valuation.  Shares purchased on the Secondary Market as set forth in (2) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all purchases for a single Distribution will be utilized for purposes of determining the purchase price for Shares purchased under the Plan on the investment date; however, in no event will the purchase price for Shares purchased under the Plan be less than 95% of the market price for Shares on the investment date. Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the DRP Offering and any subsequent offering. If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available. However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price. Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.

(c)                                  Regardless of the pricing determined pursuant to Paragraphs 3(a) and 3(b) above, the Board may determine, from time to time, in its sole discretion, the price at which the Administrator will invest Distributions in Shares; provided that if the Board takes such action under this Paragraph 3(c), the Company shall deliver a notice regarding the new price to each Participant at least 30 days prior to the effective date of the new price.  No advance notice of pricing pursuant to Paragraphs (a) or (b) above shall be required.

(d)                                 No selling commission or dealer manager fee will be paid for Shares purchased pursuant to the Plan.

(e)                                  For each Participant, the Administrator will maintain an account that shall reflect for each month the Distributions received by the Administrator on behalf of the Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of the Participant.

(f)                                    Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to the Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any funds that have not been invested in Shares within 30 days after receipt by the Administrator will be distributed to the Participants. Any interest earned on the accounts will be paid to the Company and is and will become the property of the Company.

(g)                                 Fractional Shares, computed to four decimal places, shall be purchased for each Participant account, if applicable. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

4.                                       Distribution of Funds. In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Shares owned by Participants and any additional payments received from Participants in respect of the purchase of Shares.

5.                                       Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon the Participant’s death prior to receipt of notice in writing of the death and the expiration of ten days from the date of receipt of the notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       Suitability.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

7.                                       Reports to Participants. Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to the Participant, the Distributions received during the

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quarter, the number of Shares purchased during the quarter and the calendar year pursuant to the Plan, and the per Share purchase price for the Shares. Each statement shall also advise the Participant that, in accordance with Paragraph 6(a) hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       No Drawing. No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       Taxes. Taxable Participants may incur a tax liability for Company Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Plan.

10.                                 Termination.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator. To be effective for any Distribution, the notice must be received by the Administrator at least ten days prior to the last day of the month to which the Distribution relates.

(b)                                 Prior to the listing of the Shares on a national stock exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to the transferred Shares as of the first day of the month in which the transfer is effective, unless the transferee of the Shares in connection with the transfer demonstrates to the Administrator that the transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)                                  The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)                                 After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (1) a statement of account in accordance with Paragraph 7 hereof, and (2) a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to the former Participant’s Shares made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to the other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.                                 State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or any other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator or delivered by electronic means to any address specified by the Participant. Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 Amendment. The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement. The amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

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In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(c) hereof, each Participant shall remain a Participant in the Plan receiving cash distributions during such period that the Plan is suspended or the Shares cannot otherwise be distributed hereunder, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.   Once such suspension or other inability to distribute Shares hereunder ceases, the Participant will then receive Shares hereunder.

14.                                 Governing Law. THIS PLAN AND PARTICIPANT’S ELECTION TO PARTICIPATE IN THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND.

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EXHIBIT A

POLICY FOR ESTIMATION OF COMMON STOCK VALUE

OF

BEHRINGER HARVARD REIT I, INC.

In order to assist fiduciaries in discharging their obligations under ERISA reporting requirements and to assist broker-dealers in connection with their obligations under applicable FINRA Rules with respect to customer account statements, Behringer Harvard REIT I, Inc. (the “Company”) has adopted this policy in respect of estimating the per share value of its common stock (the “Common Stock”) as of May 14, 2009.  This policy may be amended by the Board of Directors of the Company (the “Board”) at any time in its sole discretion.  In addition, although this policy expresses the intent of the Board at the time of its adoption, there is no limitation on the ability of the Board to cause the Company to vary from this policy to the extent it deems appropriate, with or without an express amendment of this policy.

The Company shall provide its stockholders a per share estimated value of its common stock on a periodic basis, generally annually.  Until 18 months have passed without a sale in an offering of the Common Stock (or other securities from which the Board believes the value of a share of common stock can be estimated), the Company shall use the gross offering price of a share of the Common Stock in its most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of Common Stock can be estimated, the Company shall use the value derived from the gross offering price of such other security as the per share estimated value of the Common Stock.  For purposes of the foregoing, an offering shall not include an offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in the Company’s operating partnership.

No later than 18 months after the last sale in an offering of the securities described above, the Company shall disclose an estimated per share value that is not based solely on the offering price of securities in the most recent offering.  This estimate shall be determined by the Board, or a committee thereof, after consultation with Behringer Advisors, LLC (the “Advisor”), or if the Company shall no longer be administered by the Advisor, the Company’s officers and employees.  The Advisor or the Company may engage such experts and third parties as it may deem appropriate.  If a committee of the Board of Directors estimates the value, a majority of the voting members of the committee will be independent directors; however, the committee may also include officers or employees of the Company, the Advisor or the Advisor’s affiliates.

If the Company has sold assets and made distributions to stockholders of net proceeds from such sales since the termination of the most recent offering, the estimated value per share shall generally be net of the amount of those distributions.

The Board or committee thereof will have the discretion to choose a methodology or combination of methodologies as it deems reasonable under then current circumstances for estimating the per share value of the Common Stock.  These methodologies may take account numerous factors including, without limitation, the following:

•                  net amounts that might be realized in a sale of the Company’s assets in an orderly liquidation;

•                  net amounts that might be realized in a bulk portfolio sale of the Company’s assets;

•                  separate valuations of the Company’s assets;

•                  private real estate market conditions;

•                  public real estate market conditions;

•                  the business plan of the Company and characteristics and factors specific to the portfolio or securities;

•                  the prices at which the Company’s securities were sold in other offerings, such as a distribution reinvestment plan offering;

•                  the prices paid for Company securities in other transactions, including secondary market trades;

•                  the relative prices paid for comparable companies listed on a national securities exchange; and

•                  the Company’s going concern value.

The Board may rely on the Advisor or a third-party valuation expert to assist in estimating the value of the Company’s assets or its shares of Common Stock.  However, with respect to asset valuations, the Board shall not be required to obtain asset-by-asset appraisals prepared by appraisers certified by a Member of the Appraisal Institute or other trade organization that monitors appraisers, nor must any appraisals conform to formats or standards promulgated by any such trade organization.  The Company shall disclose the effective date of the estimated valuation.  The Company shall not release individual property value estimates or any of the data supporting the estimated per share value, and the Board is under no obligation to describe the factors on which it relied or the methodologies utilized in estimating the estimated value of a share of Common Stock.

After first publishing an estimate by the Board within 18 months after an offering as described above, the Company shall repeat the process of estimating share value of the Common Stock periodically thereafter.  However, if deemed appropriate by the Board, the Company may return to the publication of an estimated value based solely on the offering price of a share of Common Stock or other securities if the Company has conducted another offering within 18 months of the disclosure of an estimated per share value.  The Company shall provide this information in its annual report on Form 10-K.  The Company may also disseminate this information by a posting on the web site maintained for the Company and the Advisor and its affiliates at www.behringerharvard.com or by other means.

Estimates based solely on an offering price will be subject to numerous limitations.  For example, such estimates will not take into account:

•                  individual or aggregate values of the Company’s assets;

•                  real estate market fluctuations affecting the Company’s assets generally;

•                  adverse or beneficial developments with respect to one or more assets in the Company’s portfolio;

•                  the Company’s costs of the offering; or

•                  the Company’s costs of acquiring assets.

After the estimated value hereunder is based on factors in addition to the most recent offering price of a share of Common Stock or other security, the estimated value will not reflect developments that occur after the most recent estimated valuation date.  Further, such valuations will be estimates only and may be based upon a number of estimates, assumptions and opinions that may not be or may later prove not to be accurate or complete, which could make the estimated valuations incorrect.

With respect to any estimate of the value of Common Stock made pursuant to this policy, there can be no assurance that:

•                  the estimated value per share would actually be realized by the Company’s stockholders upon liquidation, bulk portfolio sales of the Company’s assets, sale of the Company or listing of the Common Stock on an exchange;

•                  any stockholder of the Company would be able to realize estimated share values in any attempt to sell shares;

•                  the estimated value per share would be related to any individual or aggregated value estimates or appraisals of the Company’s assets; or

•                  the estimated value, or method used to estimate value, would be found by any regulatory authority to comply with the ERISA, FINRA or other regulatory requirements.